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                                                                    Exhibit 23.1


                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Corrpro Companies, Inc.


We consent to incorporation by reference in the registration statement (No. 333-38767) on Form S-8 of Corrpro Companies, Inc. of our report dated May 9, 2000, except for paragraphs 2 and 4 of note 3 as to which the date is June 12, 2000, relating to the consolidated balance sheets of Corrpro Companies, Inc.
and subsidiaries as of March 31, 2000 and 1999, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended March 31, 2000, which report appears in the March 31, 2000 Annual Report on Form 10-K of Corrpro Companies, Inc.

/s/ KPMG LLP

Cleveland, Ohio
June 28, 2000